Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080
news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. COMPLETES LONG-TERM DEBT REFINANCING TO TAKE ADVANTAGE OF FAVORABLE FIXED INTEREST RATES
WINSTON-SALEM, N.C. (Nov. 9, 2010) — Hanesbrands Inc. (NYSE: HBI) today announced that it has completed a senior notes offering and debt refinancing that gives the company a significant percentage of fixed-rate debt at longer maturities with approximately the same amount of overall annual interest expense. The company’s level of total debt remains unchanged.
The company issued $1 billion of 10-year 6.375 percent senior unsecured notes due Dec. 15, 2020. Standard & Poor’s Ratings Services assigned a BB- rating to the notes, upgraded all other company notes to a BB- rating and upgraded the company’s outlook to stable. Hanesbrands used proceeds from the new 10-year notes to retire early its $691 million floating-rate term loan under its credit facility, reduce its revolving credit facility balance, and pay related fees and expenses.
With the refinancing, Hanesbrands has favorable fixed interest rates and long maturities on 75 percent of its approximately $2 billion of bond debt. In addition to the new $1 billion senior notes, the company has $500 million of 8 percent senior notes due in 2016 and $491 million in floating-rate notes due in 2014.
In the fourth quarter, Hanesbrands expects to incur primarily noncash charges for early retirement of its term loan credit facility and other related expenses of approximately $22 million, or $0.20 earnings per share. These charges reduce Hanesbrands’ expectations for 2010 EPS by the same amount to a range of $2.07 to $2.12. All other expectations communicated on the company’s third-quarter earnings conference call held on Oct. 27, 2010, remain unchanged.
“We took advantage of the robust debt market to create an even stronger capital structure that supports our continued growth momentum,” said E. Lee Wyatt, Hanesbrands executive vice president and chief financial officer. “In addition, our new structure gives us tremendous liquidity and flexibility to support our priorities for cash flow: investing in our business, paying down debt, funding acquisitions, and returning cash to shareholders.”

Hanesbrands Inc. Completes Long-Term Debt Refinancing to Take Advantage of Favorable Fixed Interest Rates — Page 2
The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation, or sale is unlawful.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals, trends associated with our business and our recently completed debt refinancing. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply-chain sources; the impact of natural disasters; the impact of dramatic changes in the volatile market price of cotton and increases in prices of other materials used in our products; the impact of increases in prices of oil-related materials and other costs such as energy and utility costs; our ability to effectively manage our inventory and reduce inventory reserves; our ability to continue to effectively distribute our products through our distribution network as we continue to consolidate our distribution network; our ability to optimize our global supply chain; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Hanesbrands Inc. Completes Long-Term Debt Refinancing to Take Advantage of Favorable Fixed Interest Rates — Page 3
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanesbrands has approximately 50,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including the company’s 2010 U.S. Environmental Protection Agency Energy Star Partner of the Year Award and No. 91 ranking on Newsweek’s 500 greenest companies list, may be found on the Hanesbrands Internet website at www.hanesbrands.com.
# # #